EXHIBIT 3.4

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                           MILESTONE SCIENTIFIC, INC.



It is hereby certified that:

      1. The name of the Corporation (hereinafter called the "Corporation") is Milestone Scientific Inc.

      2. The Certificate of Incorporation of the Corporation is hereby amended to increase the authorized shares by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article Fourth:

      "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 25,000,000 shares. The par value of each of such shares is $.001. All such shares are of one class and are shares of Common Stock.

      3. The amendment of the Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



Signed on December 11, 1997
                                          /s/ Leonard Osser
                                          ------------------------------
                                          Leonard Osser
                                          President and Chief Executive Officer